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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D
                                 (Rule 13d-101)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
            TO RULE 13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO
                                  RULE 13d-2(a)

                               (Amendment No. _)(1)

                      Olympic Cascade Financial Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)

                    Common Shares, $0.02 par value per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    68158N106
--------------------------------------------------------------------------------
                                 (CUSIP Number)

     Scott L. Mathis 500 5th Ave., 54th Floor, New York, NY 10110, 212-739-7700
--------------------------------------------------------------------------------
                  (Name, Address and Telephone Number of Person
               Authorized to Receive Notices and Communications)

                                    9/13/2000
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of This Statement)

     If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box [_].

          Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties to whom copies are to be sent.

                         (Continued on following pages)
                               (Page 1 of 4 Pages)

----------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 68158N 10 6               13D                        Page 2 of 4 Pages

________________________________________________________________________________
1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

          InvestPrivate.com

________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]
________________________________________________________________________________
3    SEC USE ONLY

________________________________________________________________________________
4    SOURCE OF FUNDS*

         Company
________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]

________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
________________________________________________________________________________
               7    SOLE VOTING POWER
  NUMBER OF
                    123,600
   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY
                    -0-
  OWNED BY
               _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING
                    123,600
   PERSON      _________________________________________________________________
               10   SHARED DISPOSITIVE POWER
    WITH
                    -0-
________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         123,600
________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [_]
________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         5.8%
_______________________________________________________________________________
14   TYPE OF REPORTING PERSON*

         CO
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 68158N 10 6               13D                        Page 3 of 4 Pages

________________________________________________________________________________
Item 1.  Security and Issuer.

         Olympic Cascade Financial Corporation, 875 N. Michigan Ave., Chicago, IL 60611, Common Shares, $0.02 par value per share
________________________________________________________________________________
Item 2.  Identity and Background.

     (a) Name of person filing: InvestPrivate.com

     (b) Address: 500 5th Ave. 54th Floor, New York, NY  10110

     (c) Present principal occupation and address: InvestPrivate.com, Inc.
                                                   500 5th Ave., 54th Floor,
                                                   New York, NY 10110

     (d) During the last five years, InvestPrivate.com has not been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors)

     (e) During the last five years, InvestPrivate.com has not been subject to a judgement, decree of final order enjoining future violations of or mandating activities subject to federal or state securities laws, or finding any violation with respect to such laws.

     (f) Citizenship: InvestPrivate.com incorporated in the state of Delaware.
________________________________________________________________________________
Item 3.  Source and Amount of Funds or Other Consideration.

         InvestPrivate.com purchased 123,600 in the open market.
________________________________________________________________________________
Item 4.  Purpose of Transaction.

         (a) InvestPrivate.com acquired the shares solely for investment purposes.
________________________________________________________________________________
Item 5.  Interest in Securities of the Issuer.

         (a) As of the date hereof, InvestPrivate.com directly owns 123,600 shares of Olympic.

         (b) InvestPrivate.com possesses the sole power to vote 123,600 shares.

         (c) Not applicable.
________________________________________________________________________________
Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer.

         Not applicable.
________________________________________________________________________________
Item 7.  Material to be Filed as Exhibits.

         None.
________________________________________________________________________________



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                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                      9/25/00
                                        ----------------------------------------
                                                       (Date)

                                                /s/ SCOTT L. MATHIS
                                        ----------------------------------------
                                                     (Signature)

                                                  Chairman and CEO
                                        ----------------------------------------
                                                     (Name/Title)

Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).